Exhibit 10.31

August 9, 2010

Mr. Art McEvily

62 West Bare Hill Road

Harvard, MA 01451

Re:	Employment Offer – Vice President, Corporate Development

Dear Art:

1 am delighted to confirm the terms of which you will be employed by Mascoma Corporation (the “Company”).

1. Position. You will serve as Vice President, Corporate Development for the Company reporting directly to William Brady, Chief Executive Officer. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2. Starting Date. It is expected that your employment will begin upon the closing date of the merger between Mascoma Corporation and SunOpta BioProcess Inc. (the “Start Date”).

3. Salary. As an employee of the Company, you will be paid a bi-weekly salary at a rate of $10,192.31 ($265,000.00 per annum). Such salary will be payable in accordance with the Company’s normal payment schedule for its employees.

4. Performance Bonus Compensation. During your employment, you may be considered annually for a performance bonus. Currently, your anticipated performance bonus target will be 30% percent of your earned income. An additional component of the bonus plan that can provide a significant upside to the target bonus may be available based on outstanding corporate or personal performance. Performance bonus compensation in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on your performance and that of the Company, relative to milestones to be agreed upon between you and your manager, and otherwise in accordance with the general employee bonus program agreed upon by the Mascoma Board’s Compensation Committee.

5. Stock Options. At the next regular meeting of the Board following the Start Date, it is anticipated that you will be awarded a grant of options to purchase 250,000 (two hundred fifty thousand) shares of the common stock of the Company at a purchase price equal to the fair market value of the Company’s common stock, as determined by the Board, subject to the terms of the Company’s standard form of incentive stock option agreement. You will receive such stock options only if you execute and deliver all stock option agreements, signature pages and other documents that the Company requests in connection with your grant and the foregoing grant will become effective only following such execution and delivery.

You will also be eligible to receive additional grants from time to time as the Board may award in its discretion.

Mascoma Corporation    67 Etna Road    Suite 300    Lebanon, NH 03766    603.676.3320    www.mascoma.com

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Offer Letter – McEvily, Art

6. Benefits; Vacation; Withholding. You will be entitled to participate in health, insurance, pension, and other benefits provided to other employees of Mascoma of similar seniority on terms no less favorable than those available to such employees of Mascoma generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of four weeks vacation and ten paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law.

7. Term and Termination. Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause without notice.

If your employment is terminated without cause you will receive your outstanding base salary, accrued vacation time pro-rated to the date of termination and all unpaid expenses. You will also receive 6 (six) months of separation pay to be paid on our regular payroll schedule.

Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

Vesting of any stock options which the Company may have granted to you shall cease immediately upon any termination of your employment with the Company for any reason. Vested stock options may be exercised up to 90 days following termination without Cause (as defined in an Incentive Stock Option agreement to be executed by you as a condition to the receipt of any stock options) or for up to 180 days in case of death or total and permanent disability, subject to the terms of your Incentive Stock Option agreement.

Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality and Developments

Agreement and Noncompetition Agreement, each of which you will execute as a condition to your employment under this letter agreement.

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Offer Letter – McEvily, Art

9. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a) The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the enclosed Confidentiality and Developments Agreement.

(c) Your execution and delivery of the enclosed Noncompetition Agreement.

This offer of employment will expire on August 17, 2010 unless accepted by you prior to such date.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

MASCOMA CORPORATION

By:	/s/ Peg Blout
Peg Blout
Sr. Director Human Resources

Agreed and Accepted:

/s/ Art McEvily
Art McEvily

Date:	8/17/10